Exhibit 99.1

FOR IMMEDIATE RELEASE

ANI Pharmaceuticals and Alimera Sciences Announce Closing Date of Merger

ANI and Alimera Scheduled the Closing for September 16, 2024

PRINCETON, N.J. and ATLANTA, September 11, 2024 – ANI Pharmaceuticals, Inc. (NASDAQ: ANIP) (“ANI”) and Alimera Sciences, Inc. (NASDAQ: ALIM) (“Alimera” or the “Company”) today jointly announced that they have scheduled the closing of their transaction pursuant to the companies’ previously announced Merger Agreement for before the market opens on Monday, September 16, 2024.

About ANI Pharmaceuticals, Inc.

ANI Pharmaceuticals, Inc. (Nasdaq: ANIP) is a diversified biopharmaceutical company serving patients in need by developing, manufacturing, and marketing high-quality branded and generic prescription pharmaceutical products, including for diseases with high unmet medical need. ANI is focused on delivering sustainable growth by scaling up its Rare Disease business through its lead asset Purified Cortrophin® Gel, strengthening its Generics business with enhanced research and development capabilities, delivering innovation in Established Brands, and leveraging its U.S. based manufacturing footprint.

About Alimera Sciences, Inc.

Alimera Sciences is a global pharmaceutical company whose mission is to be invaluable to patients, physicians and partners concerned with retinal health and maintaining better vision longer. For more information, please visit www.alimerasciences.com.

Forward-Looking Statements

This communication, and the documents to which it refers you, contains not only historical information, but also forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the parties’ expectations or beliefs concerning future events, including the timing of the transaction and other information relating to the transaction. Forward-looking statements include information concerning possible or assumed future results of operations of Alimera and/or ANI, the expected completion and timing of the transaction and other information relating to the transaction. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects,” “intends,” “forecasts,” “should,” “estimates,” “contemplate,” “future,” “goal,” “potential,” “predict,” “project,” “projection,” “may,” “will,” “could,” “should,” “would,” “assuming” and similar expressions are intended to identify forward-looking statements. You should read statements that contain these words carefully. They discuss Alimera’s and/or ANI’s future expectations or state other forward-looking information and may involve known and unknown risks over which the parties have no control. Those risks include, (i) the risk that the transaction may not be completed at all, which may adversely affect Alimera’s and/or ANI’s business and the price of the common stock of Alimera and/or ANI, (ii) the outcome of the legal proceedings related to the merger agreement or the transaction, and (iii) risks related to diverting management’s attention from Alimera’s and/or ANI’s ongoing business operations. Forward-looking statements speak only as of the date of this communication or the date of any document incorporated by reference in this document. Further risks that could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements are described in the parties’ respective SEC reports. Except as required by applicable law or regulation, neither party undertakes to update these forward-looking statements to reflect future events or circumstances.

Contacts

For ANI:

Lisa M. Wilson, In-Site Communications, Inc.
T: 212-452-2793
E: lwilson@insitecony.com

For Alimera:

Dan Zacchei / Ashley Areopagita Longacre Square Partners E: dzacchei@longacresquare.com / aareopagita@longacresquare.com